Exhibit 99.1
NEWS RELEASE
Contact: Dollar Financial Corp
Financial Dynamics
Julie Prozeller / Christina Corcoran 212-850-5600
FOR IMMEDIATE RELEASE
DOLLAR FINANCIAL CORP ANNOUNCES AGREEMENT TO ACQUIRE 82
FINANCIAL SERVICES STORES IN SOUTHEAST FLORIDA;
ACQUISITION EXPECTED TO BE IMMEDIATELY ACCRETIVE TO EARNINGS
BERWYN, Pennsylvania, October 11, 2007 — Dollar Financial Corp (NASDAQ:DLLR — News), a leading international financial services company serving under-banked consumers, today announced that the Company has entered into an agreement to purchase eighty-two financial services stores in southeast Florida which offer check cashing, payday loans, and other ancillary products, from CCS Financial Services, Inc. (“The Check Cashing Store”). The Company expects that the total annual revenue and adjusted EBITDA from these stores for the twelve months following consummation of the acquisition will be approximately $45.0 million and $12.5 million, respectively, excluding transition and integration costs. The estimated earnings per share accretion from the acquired stores for the twelve months following consummation of the acquisition is estimated to be between $0.19 and $0.22 per fully-diluted share. The total purchase price for the acquisition, including the consumer loan portfolio and cash in stores at closing, is anticipated to be approximately $100.0 million.
Commenting on the acquisition, Jeff Weiss, the Company’s Chairman and Chief Executive Officer, stated, “The acquisition of these eighty-two stores in southeast Florida will be a great addition to the twenty-three stores we previously acquired on the west coast of Florida in November 2006. This acquisition will substantially increase our presence in Florida, which has a favorable regulatory framework, attractive demographics and a rapidly growing service sector workforce. This acquisition, along with the Company’s recent purchase of forty-five stores, primarily in the Midwest, underscores our strategy to improve the profitability of our U.S. business by unlocking the value of our significant U.S. income tax NOL’s.”
The Company intends to utilize a portion of the proceeds from its recent $200.0 million senior convertible note offering, which was completed on June 27, 2007, to pay for the acquisition. The Company anticipates completing the acquisition upon receipt of the approval of the Company’s lenders and applicable regulatory approvals, including the receipt of state and local business licenses, which are expected to be obtained in the next forty-five to sixty days.
About Dollar Financial Corp
Dollar Financial Corp is a leading international financial services company serving under-banked consumers. Its customers are typically service sector individuals who require basic financial services but, for reasons of convenience and accessibility, purchase some or all of their financial services from the Company rather than from banks and other financial institutions. To meet the needs of these customers, the Company provides a range of consumer financial products and services primarily consisting of check cashing, short-term consumer loans, Western Union money order and money transfer products, reloadable VISA® and MasterCard® branded debit cards, electronic tax filing, bill payment services, and legal document processing services.
At June 30, 2007, the Company’s global store network consisted of 1,280 stores, including 902 company-operated financial services stores and 110 franchised We The People legal document processing locations in 30 states, the District of Columbia, Canada and the United Kingdom. The financial services store network is the largest network of its kind in each of Canada and the United Kingdom and the second-largest network of its kind in the United States. The Company’s customers, many of whom receive income on an irregular basis or from multiple employers, are drawn to the convenient neighborhood locations, extended operating hours and high-quality customer service. The Company’s financial products and services, principally check cashing and short-term consumer loan programs, provide immediate access to cash for living expenses or other needs. For more information, please visit the Company’s website at www.dfg.com.
Forward Looking Statement
This news release contains forward looking statements, including statements regarding the following: the Company’s future results, growth, acquisitions and operating strategy; the impact of future development strategy, new stores and acquisitions; and of the performance of new products and services. These forward looking statements involve risks and uncertainties, including risks related to the regulatory environment, current and potential future litigation, the integration of acquired stores, the performance of new stores, the implementation and results of restructuring initiatives, the impact of recent debt financing transactions, the results of certain ongoing income tax appeals, and the effects of new products and services on the Company’s business, results of operations, financial condition, prospects and guidance. There can be no assurance that the Company will attain its expected results, successfully integrate any of its acquisitions, attain its published guidance metrics, or that ongoing and potential future litigation or that the various FDIC, Federal, state or foreign legislative or regulatory activities affecting the Company or the banks with which the Company does business will not negatively impact the Company’s operations. A more complete description of these and other risks, uncertainties and assumptions is included in the Company’s filings with the Securities and Exchange Commission, including those described under the heading “Risk Factors” in the final prospectus from the Company’s follow-on public offering filed with the SEC on June 16, 2006 and its fiscal 2007 annual report on Form-10K. You should not place any undue reliance on any forward-looking statements. We disclaim any obligation to update any such factors or to publicly announce results of any revisions to any of the forward-looking statements contained herein to reflect future events or developments.
Adjusted EBITDA Reconciliation
Adjusted EBITDA is not an item prepared in accordance with GAAP. Adjusted EBITDA is earnings before interest expense, income tax provision, depreciation, amortization, charges related to non-qualified stock options and restricted shares and other items. The Company presents Adjusted EBITDA as an indication of operating performance and its ability to service its debt and capital expenditure requirements. Adjusted EBITDA does not indicate whether the Company’s cash flow will be sufficient to fund all of its cash needs. Adjusted EBITDA should not be considered in isolation or as a substitute for net income, cash flows from operating activities, or other measures of operating performance or liquidity determined in accordance with GAAP. The Company believes that Adjusted EBITDA amounts should be considered by prospective investors because the Company uses them as one means of analyzing its ability to service its debt and capital expenditure requirements, and the Company understands that they are used by some investors as one measure of a company’s historical ability to service its debt and capital expenditure requirements. Not all companies calculate Adjusted EBITDA in the same fashion, and therefore these amounts as presented may not be comparable to other similarly titled measures of other companies. Please refer to the recent news release announcing the Company’s fourth quarter and fiscal year 2007 financial results, issued on September 10, 2007, for a general reconciliation of how the Company calculates Adjusted EBITDA.